Exhibit 4.1

FNDS3000 CORP.

AND

ATLAS MERCHANT SERVICES, LLC

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, effective as of December 1, 2008 (this “Agreement”), is entered into by and between FNDS3000 CORP., a Delaware corporation (the “Parent”), with its principal executive office at 818 A1A North, Suite #201, Ponte Vedra Beach, FL 32082 (the “Principal Office”), ATLAS MERCHANT SERVICES, LLC, a Nevada limited liability company (the “Subsidiary” and, together with the Parent, the “Issuers”) with its principal executive office at the Principal Office, and SHERINGTON HOLDINGS, LLC, a Georgia limited liability company (“Purchaser”).

RECITALS

A. Purchaser and Issuers are party to that certain Note Purchase Agreement, dated as of October 29, 2008 (the “Original Note Purchase Agreement”), pursuant to which, among other things, the Issuers issued and sold to Purchaser that certain joint and several convertible secured promissory note, dated as of October 29, 2008, in the original principal amount of $320,000 (the “Original Note”); and

B. Purchaser and Issuers desire to amend and restate the Original Note to, among other things, (i) increase the principal amount thereof from $320,000 to $1,000,000, and (ii) to extend the maturity date of the Original Note;

C. To effectuate the foregoing described amendments, and on the terms and subject to the conditions set forth herein, Purchaser is willing to purchase from the Issuers, and the Issuers are willing to sell to Purchaser, a joint and several convertible secured amended and restated promissory note (in the form of Exhibit A hereto) in the original principal amount of One Million Dollars ($1,000,000) (the “Note”).

D. Capitalized terms not otherwise defined herein shall have the meaning set forth in the form of Note (as defined below) attached hereto as Exhibit A.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The Note.

(a) Issuance of the Note. At the Closing (as defined below) the Issuers, jointly and severally, agree to issue and sell to Purchaser, and, subject to all of the terms and conditions hereof, Purchaser agrees to purchase, the Note.

(b) Delivery. The sale and purchase of the Note shall take place at a closing (the “Closing”) to be held at such place and time as the Issuers and Purchaser may determine (the “Closing Date”). At the Closing, the Issuers will deliver the Note to the Purchaser, against receipt by the Issuers of the purchase price of Six Hundred Eighty Thousand Dollars ($680,000) (the “Purchase Price”) and Purchaser’s agreement to return the Original Note to the Issuers. The Note will be registered in Purchaser’s name in the Issuers’ records.

(c) Use of Proceeds. The proceeds of the sale and issuance of the Note will be used for working capital and for general corporate purposes.

(d) Payments. The Issuers will make all cash payments due under the Note in immediately available funds by 2:00 P.M. (prevailing Eastern Time) on the date such payment is due in such manner as Purchaser may direct in writing from time to time.

2. Representations and Warranties of the Issuers. The Issuers, jointly and severally, represent and warrant to Purchaser that:

(a) Due Incorporation, Qualification, etc. The Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada. Each Issuer (i) has the power and authority to own, lease and operate its properties and carry on its business as now conducted; and (ii) is duly qualified, licensed to do business and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction in which the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of either of the Issuers (a “Material Adverse Effect”).

(b) Authority. The execution, delivery and performance by each Issuer of each Transaction Document (as defined in Section 5(e) hereof) to be executed by such Issuer, and the consummation of the transactions contemplated thereby (i) are within the power of each Issuer and (ii) have been duly authorized by all necessary corporate or company action on the part of such Issuer.

(c) Enforceability. Each Transaction Document executed, or to be executed, by such Issuer(s) has been, or will be, duly executed and delivered by such Issuer(s) and constitutes, or will constitute, a legal, valid and binding obligation of such Issuer(s), enforceable against such Issuer(s) in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by Issuer of the Transaction Documents executed by each Issuer and the performance and consummation of the transactions contemplated thereby do not and will not: (i) violate such Issuer’s certificate of incorporation, bylaws, articles of formation or operating agreement, as applicable (collectively, the “Organizational Documents”) or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Issuer; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other Person to accelerate (whether after the giving of notice or lapse of time or both), any material mortgage, indenture, agreement, instrument or contract to which such Issuer is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of such Issuer or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to such Issuer, its business or operations, or any of its assets or properties.

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other Person (including, without limitation, the stockholders of any Person) is required in connection with the execution and delivery of the Transaction Documents executed by either Issuer and the performance and consummation of the transactions contemplated thereby.

(f) No Violation or Default. Neither Issuer is in violation of or in default with respect to: (i) its Organizational Documents (in each case as currently in effect) or any material judgment, order, writ, decree, statute, rule or regulation applicable to such Issuer; (ii) any material mortgage, indenture, agreement, instrument or contract to which such Issuer is a party or by which it is bound; or (iii) any federal, state, local or foreign law, ordinance or regulation or other requirement of any governmental or regulatory body, court or arbitrator applicable to the business of such Issuer (nor is there any waiver in effect which, if not in effect, would result in such a violation or default).

(g) Capitalization. The authorized capital stock of the Parent consists solely of 5,000,000 shares of Preferred Stock, par value $.001, none of which are issued and outstanding, and 100,000,000 shares of Common Stock, par value $0.001, of which (a) 28,590,192 shares are issued and outstanding, (b) no shares are held in treasury, (c) 14,002,072 shares are reserved for issuance upon the exercise of options and warrants outstanding (the “Option and Warrant Shares”), and (d) 1,280,000 shares are reserved for issuance upon the exercise of the Original Note (the “Conversion Shares”). All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Except as set forth in this Agreement (including the Note), and except for options and warrants relating to the Option and Warrant Shares and for the convertible notes relating to the Conversion Shares, there are no options, warrants, conversion privileges, preemptive rights or other rights presently outstanding to purchase or otherwise acquire any authorized but unissued shares of capital stock or other securities of the Parent, or any other written agreements of the Parent to issue any such securities or rights.

(h) Absence of Undisclosed Liabilities and Obligations. Neither Issuer has any liability or obligation, either accrued, absolute, direct, or to such Issuer’s knowledge, contingent or indirect, or otherwise, whether as principal, agent, partner, co-venturer, guarantor or in any capacity whatsoever other than (i) obligations and liabilities that are not individually or in the aggregate material and (ii) obligations under contracts made in the ordinary course of business.

(i) Accuracy of Information Furnished. The Issuers understand and confirm that the Purchaser will rely on the representations and warranties and covenants herein effecting transactions in securities of the Issuers. None of the Transaction Documents and none of the other certificates, statements or information furnished to the Purchaser by or on behalf of the Issuers, or either of them, in connection with the Transaction Documents or the transactions contemplated thereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j) Litigation. There is no pending or, to the best knowledge of the Issuers, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Issuers, or any of their affiliates that would affect the execution by the Issuers or the performance by the Issuers of their obligations under the Transaction Documents. There is no pending, or to the best of knowledge of the Issuers, basis for a threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over the Issuers, or any of their affiliates which litigation if adversely determined would have or be reasonably likely to have a Material Adverse Effect.

(k) Financial Statements. The Issuers have delivered to the Purchaser, or their representatives, true and complete copies of their financial statements complied as to form and substance with applicable accounting requirements and the published rules and regulations of

(l) Stop Transfer. The Note and the securities into which the Note is convertible (collectively, the “Securities”), when issued, will be restricted securities. The Issuers will not issue any stop transfer order or other order impending the sale, resale or delivery of any of the Securities, except as may be required by any applicable federal or state securities laws and unless contemporaneous notice of such instruction is given to Purchaser.

(m) No Integrated Offering. Neither Issuer, nor any of their affiliates, nor any person acting on their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offer of the Securities pursuant to this Agreement to be integrated with prior offerings by either of the Issuers for purposes of the 1933 Act or any applicable stockholder approval provisions. Neither Issuer will take any action or steps that would cause the offer or issuance of the Securities to be integrated with other offerings. The Issuers will not conduct any offering other than the transactions contemplated hereby that will be integrated with the offer or issuance of the Securities.

(n) No General Solicitation; Private Placement. Neither Issuer, or to their knowledge, any person acting on their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the 1933 Act) in connection with the offer or sale of the Securities. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 3(b), no registration under the 1933 Act is required for the offer and sale of the Securities by the Issuers to the Purchaser under the Transaction Documents.

(o) Acknowledgement Regarding Purchaser’s Purchase of the Securities. The Issuers acknowledge and agree that the Purchaser is acting solely to the capacity of an arm’s length purchaser with respect to this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby. The Issuers further acknowledge that the Purchaser is not acting as a financial advisor or fiduciary of the Issuers (or in any similar capacity) with respect to the Agreement, the Transaction Documents and the transactions contemplated hereby and thereby and any advice given by the Purchaser or any of their respective representative or agents in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to Purchaser’s purchase of the Securities. The Issuers further represent to the Purchaser that the Issuer’s decision to enter into this Agreement has been based solely on the independent evaluation by the Issuers and their representatives.

(p) Investment Company. Neither Issuer is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q) Solvency. Based on the financial condition of the Issuers as of the Closing Date (and assuming that the Closing shall have occurred), (i) each of the Issuer’s saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Issuer’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) neither of the Issuer’s assets constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by each of the Issuers, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of each of the Issuers, together with the proceeds the Issuers would receive, were they to liquidate all of their assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. Neither Issuer will incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(r) Regulatory Permits. The Issuers possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither Issuer has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit.

(s) Tax Status. The Issuers have made and filed through the date hereof (and has valid extensions for applicable period thereafter) all federal and state income and all other tax returns, reports, and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Issuers has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply, in each case, except where the failure to make such filing or payment or set aside such amount would not, individually or in the aggregate, have or be reasonably likely to have a Material Adverse Effect. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction, and the officers of the Issuers know of no basis for any such claim.

(t) Disclosure. All information furnished to the Purchaser or the Purchaser’s counsel by or on behalf of the Issuers in connection with the transactions contemplated hereby or thereby, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein not misleading. There is no fact of which either Issuer is aware that has not been disclosed to the Purchaser and that is or could reasonably be expected to be material and adverse to the properties, business, or condition (financial or otherwise) of the Issuers.

3. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Issuers upon the acquisition of the Note as follows:

(a) Binding Obligation. The Purchaser has full legal capacity, power and authority to execute and deliver this Agreement and to perform the Purchaser’s obligations hereunder. Each of this Agreement and the Note issued to the Purchaser is a valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(b) Securities Law Compliance. The Purchaser has been advised that the Securities have not been registered under the Securities Act, or any state securities laws and, therefore, cannot be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Purchaser is aware that neither Issuer is under any obligation to effect any such registration with respect to the Securities or to file for or comply with any exemption from registration. The Purchaser is purchasing the Securities for the Purchaser’s own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. The Purchaser is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act.

(c) Access to Information. The Purchaser acknowledges that each Issuer has given the Purchaser access to the corporate records and accounts of such Issuer and to all information in its possession relating to the Issuers, has made its officers and representatives available for interview by the Purchaser, and has furnished the Purchaser with all documents and other information required for the Purchaser to make an informed decision with respect to the purchase of the Securities.

4. Covenants of the Issuers. The Issuers, jointly and severally, hereby covenant that from and after the date of this Agreement and so long as any of the obligations under the Note are outstanding:

(a) Corporate Existence; Compliance with Law. Each Issuer will maintain its corporate or company existence, as applicable, and use all commercially reasonable efforts to comply with all laws, government regulations, rules and ordinances and judicial orders, judgments and decrees applicable to such Issuer and its business and properties other than any such non-compliance that could not reasonably be expected to result in a Material Adverse Effect or adversely effect the ability of such Issuer to perform its obligations hereunder and under the Transaction Documents to which it is a party.

(b) Taxes and Liens. Each Issuer will (i) punctually pay and discharge or cause to be paid and discharged before the same shall become delinquent (A) all taxes, assessments and governmental charges lawfully imposed upon such Issuer, or any of its property, or upon the income and profits thereof; provided that such Issuer may delay payment of any amount disputed in good faith and for which adequate reserves, in accordance with generally acceptable accounting principals, have been accrued, and (B) all lawful claims for labor, materials and supplies which, if unpaid, might result in a lien upon the property of such Issuer, (ii) withhold or cause to be withheld all monies required to be withheld by such Issuer from employees for income taxes, social security and unemployment insurance taxes and (iii) complete and file, on a timely basis, all tax returns and reports required to be filed by it.

(c) Maintain Property. Each Issuer will cause all material properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs as in the judgment of such Issuer may be necessary so that business carried on in connection therewith may be properly and advantageously conducted.

(d) Financial Statements and Reports. The Issuers shall:

(i) Keep adequate and accurate books of account and will prepare the financial statements referred to herein, in accordance with generally accepted accounting principles, consistently applied.

(ii) Furnish to the Purchaser, as soon as practicable (and in any event within ten (10) days after available), an audited balance sheet of the Issuers as of the end of the year and the related statement of operations, cash flows, retained earnings or deficit and changes in the financial position of the Issuers as of the end of the year, on a consolidated basis, and accompanied by an audit report and opinion in respect of such financial statements of the independent certified public accountants acceptable to the Purchaser.

(iii) Furnish to the Purchaser within thirty (30) days after the end of each month, an unaudited balance sheet of the Issuers on a consolidated and consolidating basis and unaudited statements of income and stockholders’ equity and cash flow of the Issuers on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments

(iv) Furnish to the Purchaser any information delivered to other stockholders or creditors of either Issuer substantially contemporaneously with the delivery thereof to such stockholder or creditor.

(v) Furnish to the Purchaser, within ten (10) days following the required (or, if sooner, the actual) filing date, including any permitted extensions thereof, a copy of the Issuers’ federal income tax return and other material returns and documents filed with federal, state, or local government agencies, with all schedules and attachments;

(vi) Furnish to the Purchaser, promptly after reasonable request by the Purchaser such additional information, reports and statements respecting the business operations and financial condition of the Issuers.

(e) Insurance. The Issuers will insure and keep insured, with reputable insurance companies, so much of their properties, to such an extent and against such risks, as reasonably prudent persons engaged in similar businesses would customarily insure properties of a similar character or as otherwise approved by the Parent’s Board of Directors.

(f) Access to Books and Records. The Issuers hereby covenant that from and after the date of this Agreement and so long as any of the indebtedness evidenced by the Note is outstanding that the Purchaser and the Purchaser’s agents shall have (i) access upon reasonable notice to the Issuers, during usual business hours, and as often as may reasonably be desired, to the accounts, books and records of the Issuers and shall permit the Purchaser to examine and make copies therefrom, and from any other items, such information relating to the Issuers as the Purchaser shall reasonably specify and (ii) shall permit, upon reasonable notice to the Issuers, the Purchaser to visit and inspect any of the properties of the Issuers.

(g) Notices of Certain Events. The Issuers will promptly, and in any event within three (3) business days, notify the Purchaser in writing of: (i) any condition, event or act which comes to the Issuers’ attention and which could reasonably be expected to have a Material Adverse Effect; (ii) any litigation instituted against either Issuer and of the entry of any judgment or lien against any of the assets or properties of either Issuer; (iii) any Event of Default or any event or condition which, with the passage of time or giving of notice or both, would constitute an Event of Default; (iv) any judicial, administrative or arbitral proceeding pending or threatened against either Issuer; (v) the receipt by either Issuer of any notice, claim or demand from any governmental authority which alleges that the either such Issuer is in violation of any of the terms of, or has failed to comply with any applicable laws, rules or regulations regulating its operation and business, including, but not limited to, the Occupational Safety and Health Act and the Environmental Protection Act; (vi) any material adverse development or occurrence with respect to any material contract to which either Issuer is a party; (vii) all claims or disputes involving a charge or a potential charge to accounts, instruments, chattel paper, or payment intangibles; and (viii) loss through fire, theft, liability or property damage in excess of an aggregate of $10,000.

(h) Right to Attend Meetings, Etc. The Issuers shall allow, at the Purchaser’s discretion, a representative of the Purchaser to attend and participate in all meetings and other activities of the board of directors or other governing body of the Parent and all committees thereof (whether one or more, the “Observer”). The Issuers shall (i) give the Purchaser notice of all such meetings, at the same time as furnished to the directors of the Parent (ii) pay the reasonable out-of-pocket costs and expenses of the Observer in connection with his attendance at such meetings or other activities, and indemnify the Observer to the fullest extent permitted by law in connection therewith, (iii) provide to the Observer all notices, documents and information furnished to the directors of the Parent whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such directors, (iv) notify the Observer and permit the Observer to participate by telephone in, emergency meetings of such board of directors and all committees thereof, (v) provide the Observer copies of the minutes of all such meetings at the time such minutes are furnished to the board of directors of the Parent, (vi) cause regularly-scheduled meetings of the board of directors of the Parent to be held no less frequently than quarterly, with such meetings occurring at least four (4) times per calendar year, of which regularly-scheduled meetings no fewer than two (2) shall be held in person and the balance of which shall be handled telephonically.

(i) Enforcement of Rights. Each Issuer will enforce all of its material rights including, without limitation, all material indemnification rights, and pursue all material remedies available to such Issuer with diligence and in good faith in connection with the enforcement of any such rights.

(j) Use of Proceeds. The Issuers will use the proceeds of the sale of the Note solely to fund the general working capital needs of the Issuers. No portion of the proceeds of the sale of the Note shall be used by the Issuers to purchase or carry “margin stock”, as such term is defined in Regulation U of the Board of Governors of the Federal Reserve, or otherwise in violation of such Regulation U or other applicable law. The Issuers will supply to the Purchaser such additional information and documents that the Purchaser may reasonably request with respect to the use of proceeds and will permit the Purchaser to have access to any and all records and information and personnel as the Purchaser deems necessary to verify such use of proceeds.

(k) Right of First Refusal. Purchaser shall be given not less than ten (10) days prior written notice of any proposed sale (a “New Offering”) by either of the Issuers of Common Stock or other securities or debt obligations, except in connection with (i) full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity, (ii) either Issuer’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) either Issuer’s issuance of Common Stock or the issuance. If Purchaser exercises its right pursuant to this Section 4(g), it shall have the right during the ten (10) business days following receipt of the notice to commit to purchase such offered

Common Stock, debt or other securities in the New Offering in accordance with the terms and conditions set forth in the notice of sale in the same proportion to each other as its purchase of the Note. In the event such terms and conditions are modified during the notice period, Purchaser shall be given prompt notice of such modification and shall have the right during the ten (10) days following the notice of modification to exercise such right.

(l) Indebtedness. Neither of the Issuers will suffer to exist, or will create, incur, assume or become liable directly or indirectly in any manner for any indebtedness or other obligations, except for (i) the indebtedness evidenced by the Note, (ii) trade payables of such type and in such amounts as are consistent with past practice and in the ordinary course of business; and (iii) other indebtedness and obligations that have been approved by the Purchaser in writing.

(m) Liens. Neither of the Issuers will: (i) grant, suffer or permit any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any of their respective asset of any kind or nature whatsoever, contractual or otherwise, including any conditional sale or other title retention agreement, or any lease having substantially the same economic effect as any of the foregoing (any of the foregoing, a “Lien”), against either of them or their respective assets, except for Liens in favor of the Purchaser, or (ii) agree for the benefit of any person (other than the Purchaser) not to grant a Lien on any of its assets.

(n) Restricted Payments. Neither of the Issuers will make any of the following payments (each, a “Restricted Payment”):

(i) any dividend or other payment or distribution, direct or indirect, on account of any capital stock, membership interest or other equity interest in either Issuer, whether now or hereafter outstanding, except a dividend or distribution payable solely in the same class or type of Equity Interest to the holders of that class or type; or

(ii) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by either Issuer of any any capital stock, membership interest or other equity interest in either Issuer or any subordinated debt now or hereafter;

Notwithstanding the foregoing, the Subsidiary may make Restricted Payments to the Parent.

(o) Transactions with Affiliates. Neither Issuer will, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any affiliate, except (a) transactions previously disclosed to the Purchaser, which are in the ordinary course of business, on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an affiliate, (b) transactions between the Issuers not otherwise prohibited hereunder; and (c) for services rendered, payment of reasonable compensation and providing of benefits to employees, officers and directors.

(p) Extensions of Credit. Neither Issuer will make advances, loans or extensions of credit to any Person, except for advances, loans or other extensions of credit by one Issuer to the other Issuer.

(q) Capital Structure, Merger, Acquisition or Sale of Assets. Neither Issuer shall:

(i) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or capital stock, membership interests or other equity interests of any Person or permit any other Person to consolidate with or merge with it;

(ii) sell, lease, transfer or otherwise dispose of any of its properties or assets;

(iii) form or acquire any subsidiary;

(iv) amend its certificate of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents; or

(v) enter into any partnership, joint venture or similar arrangement.

(r) Guarantees. Neither Issuer will become liable upon the obligations or liabilities of any other Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Purchaser), except for the endorsement of checks in the ordinary course of business.

(s) Investments. Neither Issuer will purchase or acquire obligations or equity interests of, or any other interest in, any Person, except (i) obligations issued or guaranteed by the United States of America or any agency thereof, (ii) commercial paper with maturities of not more than 180 days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (iii) certificates of time deposit and bankers’ acceptances having maturities of not more than 180 days and repurchase agreements backed by United States government securities of a commercial bank if (x) such bank has a combined capital and surplus of at least $500,000,000, or (y) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, and (iv) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (v) amounts on deposit in a bank account, so long as Purchaser has perfected a security interest in such account; and (vi) investments in the other Issuer permitted hereunder.

(t) Nature of Business. Neither Issue will substantially change the nature of the business in which it is presently engaged.

(u) Future Issuances of Equity. Without the prior written consent of the Purchaser, neither Issuer shall issue any capital stock, membership interests or other equity interest in the Company, including common stock equivalents and securities convertible or exchangeable therefor, including options and warrants, except for (i) the issuance of the Option and Warrant Shares in accordance with the terms of such warrants and options in each case as in effect on the date hereof; and (ii) the issuance of capital stock, pursuant to the conversion of the Note or any future option, warrant or convertible security or otherwise, to the Purchaser.

(v) Minimum Card Sales. For the period commencing on the date hereof and ending on July 31, 2009, the Subsidiary shall sell a minimum of at least one hundred fifty thousand (150,000) prepaid debit cards.

5. Conditions to Closing by The Purchaser. The Purchaser’s obligations at the Closing are subject to the fulfillment, on or prior to the Closing Date, of all of the following conditions, any of which may be waived in whole or in part by the Purchaser:

(a) Representations and Warranties. The representations and warranties made by the Issuers in Section 2 hereof shall have been true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Issuers shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c) Legal Requirements. At the Closing, the sale and issuance by the Issuers, and the purchase by the Purchaser, of the Note shall be legally permitted by all laws and regulations to which the Purchaser or either of the Issuers are subject.

(d) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents and instruments incident to such transactions shall be reasonably satisfactory in form and substance to the Purchaser.

(e) Transaction Documents. The Purchaser shall have received executed copies of this Agreement, the Note, and reaffirmations of the Security Agreement and the Pledge Agreement. This Agreement, the Note, the Security Agreement and the Pledge Agreement, together with each other agreement, document and instrument executed from time to time in connection herewith or therewith, are referred to collectively in this Agreement as the “Transaction Documents.”

6. Conditions to Obligations of the Issuers. The Issuers’ obligation to issue and sell the Note at the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived in whole or in part by the Issuers:

(a) Representations and Warranties. The representations and warranties made by the Purchaser in Section 3 hereof shall be true and correct when made, and shall be true and correct on the Closing Date.

(b) Governmental Approvals and Filings. Except for any notices required or permitted to be filed after the Closing Date with certain federal and state securities commissions, the Issuers shall have obtained all governmental approvals required in connection with the lawful sale and issuance of the Note.

(c) Legal Requirements. At the Closing, the sale and issuance by the Issuers, and the purchase by the Purchaser, of the Note shall be legally permitted by all laws and regulations to which the Purchaser or either Issuer are subject.

(d) Purchase Price. The Purchaser shall have delivered to Issuer the Purchase Price in respect of the Note being purchased.

7. Piggyback Registration Rights.

(a) Notice of Rights. If Parent determines to register the sale of any equity securities in connection with an initial public offering of its Common Stock pursuant to a registration under the Securities Act (an “Initial Public Offering”), Issuers shall notify Purchaser in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of Parent (whether in connection with a public offering of securities by Parent, a public offering of securities by shareholders of Parent, or both, but excluding a registration relating solely to employee benefit plans, or a registration relating to a corporate reorganization or other transaction, or a registration on any registration form that does not permit secondary sales). If Purchaser desires to include in any such registration statement, all or any part of the Securities held, it shall, within ten (10) days after receipt of the above-described notice from the Issuers, so notify either of the Issuers in writing and the Issuers shall use its commercially reasonable efforts, subject to the provisions of this Section, to include in such registration statement or prospectus all of the Securities specified in such notice or notices. Such notice shall state the intended method of disposition of the Securities by Purchaser as set forth herein. If Purchaser decides not to include all of its Securities in any registration statement thereafter filed by the Issuer, Purchaser shall nevertheless continue to have the right to include any of its Securities in any subsequent registration statement or registration statements, as may be filed by the Issuer with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) Underwriting. If the registration statement under which Issuers gives notice under this Section 7(b) is for an underwritten offering, the Issuers shall so advise Purchaser as part of the notice given pursuant to Section 7(a). In such event, the right of Purchaser to be included in a registration or prospectus qualification pursuant to this Section 7(b) shall be conditioned upon Purchaser’s participation in such underwriting and the inclusion of Purchaser’s Securities in the underwriting to the extent provided herein. If Purchaser proposes to distribute its Securities through such underwriting, it shall enter into an underwriting agreement, together with the Parent and any other security holders participating in that registration, and, if requested to do so by the underwriter or underwriters, a lock-up agreement, each in customary form with the underwriter or underwriters selected for such underwriting by the Parent. If Purchaser disapproves of the terms of any such underwriting, Purchaser may elect to withdraw therefrom by written notice to the Parent and the underwriter or underwriters, delivered at least ten (10) business days prior to the effective date of the registration statement. Any of Purchaser’s Securities withdrawn from such underwriting shall be withdrawn from the registration or prospectus qualification.

(c) Right to Terminate Registration. The Parent shall have the right to terminate or withdraw any registration or prospectus qualification initiated by it under this Section 7(c) prior to the effectiveness of such registration or final approval of such prospectus qualification whether or not Purchaser has elected to include securities in such registration or prospectus qualification. The registration expenses of such withdrawn registration or prospectus qualification shall be borne by the Issuers.

(d) Indemnification by Issuers. The Issuers shall indemnify and hold harmless, to the fullest extent permitted by law, Purchaser, each of its officers, directors, partners and each person who controls Purchaser (within the meaning of the Securities Act) against all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorney’s fees) amounts paid in settlement and expenses incurred by such person (collectively, “Claims”) insofar as such Claims arise out of or are based upon: (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement (as defined in the Note), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary Prospectus (as defined in the Note) if used prior to the effective date of such Registration Statement, or contained in the final Prospectus (as amended or supplemented, if the Parent files any amendment thereof or supplement thereto with the Securities and Exchange Commission) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in the light of the circumstances under which the statements therein were made, not misleading, or (iii) any violation by the Issuers of any federal, state, provincial, territorial or common law, rule or regulation applicable to the Issuer in connection with any Registration Statement, Prospectus or any preliminary Prospectus, or any amendment or supplement thereto (clauses (i), (ii) and (iii) being collectively, “Violations”), and shall reimburse, in accordance with subparagraph (c) below, each of the foregoing persons for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claims. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 7(d): (i) shall not apply to a Claim by an indemnified person arising out of or based upon a Violation that occurs in reliance upon and in conformity with information furnished in writing to the Issuers by such indemnified person or by Purchaser on behalf of such indemnified person expressly for use in connection with the preparation of the Registration Statement or Prospectus or any such amendment thereof or supplement thereto and; (ii) shall not be available to the extent such Claim is based on a failure of the Purchaser to deliver or to cause to be delivered the Prospectus made available by the Issuer, if such Prospectus was timely made available by the Parent at or prior to the time delivery of such Prospectus was required of such indemnified person. Indemnity under this Section 7(d) shall remain in full force and effect regardless of any investigation made by or on behalf of Purchaser and shall survive the permitted transfer of the Securities.

(e) Contribution. If for any reason the indemnification provided for in the preceding paragraph (d) is unavailable to Purchaser or insufficient to hold it harmless, other than as expressly specified therein, then Issuers shall contribute to the amount paid or payable by Purchaser as a result of such Claim, in such proportion as is appropriate to reflect the relative fault of the Issuers and Purchaser, as well as any other relevant equitable considerations. No person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act shall be entitled to contribution from any person not guilty of such fraudulent misrepresentation. In no event shall the contribution obligation of Issuers be greater in amount than the dollar amount of the proceeds (net of all expenses paid by Purchaser and the amount of any damages Purchaser has otherwise been required to pay by reason of such Violation) received by it upon the sale of the Securities giving rise to such contribution obligation.

8. Miscellaneous.

(a) Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified only upon the written consent of the Issuers and the Purchaser.

(b) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law provisions of the State of Georgia or of any other state.

(c) Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement for a period of twenty-four (24) months.

(d) Successors and Assigns. Subject to the restrictions on transfer described in Sections 8(e) and 8(f) below, the rights and obligations of the Issuers and the Purchaser shall be binding upon and benefit the respective successors, assigns, heirs, administrators and transferees of such parties.

(e) Registration, Transfer and Replacement of the Note. The Issuers will keep, at their Principal Office, books for the registration and registration of transfer of the Note. Prior to presentation of the Note for registration of transfer, the Issuers shall treat the Person in whose name such Note is registered as the owner and holder of such Note for all purposes whatsoever, whether or not such Note shall be overdue, and the Issuers shall not be affected by notice to the contrary. Subject to any restrictions on or conditions to transfer set forth in the Note, the holder of the Note, at his/her/its option, may in person or by duly authorized attorney surrender the same for exchange at the Principal Office, and promptly thereafter and at the Issuers’ expense, except as provided below, receive in exchange therefor one or more new Note(s), dated the date to which interest shall have been paid on the Note so surrendered or, if no interest shall have yet been so paid, dated the date of the Note so surrendered and registered in the name of such Person or Persons as shall have been designated in writing by such holder or its attorney for the same principal amount as the then unpaid principal amount of the Note so surrendered. Upon receipt by the Issuers of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of the Note and (i) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it; or (ii) in the case of mutilation, upon surrender thereof, the Issuers, at their expense, will execute and deliver in lieu thereof a new Note executed in the same manner as the Note being replaced, and in the case of a lost, stolen or destroyed Note, in the same principal amount as the unpaid principal amount of such Note and dated the date to which interest shall have been paid on such Note or, if no interest shall have yet been so paid, dated the date of such Note.

(f) Assignment by the Issuers. The rights, interests and obligations hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by either Issuer without the prior written consent of the Purchaser.

(g) Entire Agreement. This Agreement, together with the other Transaction Documents, constitutes and contains the entire agreement among the Issuers and the Purchaser and supersedes any and all prior agreements, negotiations, correspondence, understandings and communications between the parties, whether written or oral, respecting the subject matter hereof.

(h) Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party as follows: (i) if to the Purchaser, at the Purchaser’s address or facsimile number set forth on the signature page below or at such other address as the Purchaser shall have furnished the Issuers in writing, or (ii) if to the Issuers, care of the Parent, at the Principal Office, Attention: Joe McGuire, or at such other address or facsimile number as the Parent shall have furnished to the Purchaser in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

(i) Expenses. Each party shall pay the fees and expenses of its respective counsel with respect to the negotiation, execution, delivery, performance and enforcement of the Agreement and the Transaction Documents.

(j) Severability of this Agreement. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(k) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(l) Counterparts. This Agreement may be executed in any number of counterparts (including by way of electronic transmission), each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(m) Amendment and Restatement; Reaffirmation of Collateral Documents.

(a) This Agreement is an amendment and restatement of the Original Note Purchase Agreement. This Agreement is not a novation.

(b) In connection with the Original Note Purchase Agreement, the Parent executed and delivered to the Purchaser the Pledge Agreement, and the Subsidiary executed and delivered to the Purchaser the Security Agreement, each of which secured the Issuers’ obligations under the Original Note Purchase Agreement and the Original Note. The Issuers hereby reaffirm and ratify such Pledge Agreement and Security Agreement, confirm that such agreements remain in full force and effect, and acknowledge and agree that the collateral pledged under each such agreement is pledged as security for the payment and performance of all of the Obligations, including without limitation all obligations arising under or in connection with the Note.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

ISSUERS:

FNDS3000 CORP. a Delaware corporation

By:	/s/ Michael J. Dodak
Name:	Michael J. Dodak
Title:	Chief Executive Officer

ATLAS MERCHANT SERVICES, LLC a Nevada limited liability company

By:	FNDS3000 CORP., its manager

	By:	/s/ Michael J. Dodak
	Name:	Michael J. Dodak
	Title:	Chief Executive Officer

PURCHASER:

SHERINGTON HOLDINGS, LLC

By:	/s/ Raymond Goldsmith
Print Name: Raymond Goldsmith

Address for Notices:

60 Sherington Place
Atlanta, GA 30350

[SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT]

EXHIBIT A

FORM OF NOTE

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS AND IN ACCORDANCE WITH THE PROVISIONS OF REGULATION UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

FNDS3000 CORP.

AND

ATLAS MERCHANT SERVICE, LLC

AMENDED AND RESTATED

SECURED CONVERTIBLE PROMISSORY NOTE

$1,000,000	December 1, 2008

Atlanta, Georgia

FOR VALUE RECEIVED, FNDS3000 CORP., a Delaware corporation (the “Parent”), and ATLAS MERCHANT SERVICES, LLC, a Nevada limited liability company (the “Subsidiary”; each of the Parent and the Subsidiary are sometimes hereinafter referred to individually as an “Issuer” and collectively as the “Issuers”), each with its principal executive office located at 818 AIA North, Suite 201 Ponta Vedra Beach, Florida 32082 (the “Principal Office”), promises to pay to SHERINGTON HOLDINGS, LLC (“Purchaser”), or its registered assigns, in lawful money of the United States of America the principal sum of One Million Dollars ($1,000,000), or such lesser amount as shall equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to 10% per annum, simple interest, computed on the basis of a 360 day year consisting of twelve 30-day months (the “Interest”). All unpaid principal, together with any then unpaid and accrued Interest and other amounts payable hereunder, shall be due and payable on the earlier of: (i) the close of business on December 31, 2009, (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts become due and payable to Purchaser in accordance with the terms hereof, or (iii) if the Purchaser shall not have purchased eight million shares of the Parent’s $0.001 par value common stock on or before January 5, 2009, then February 28, 2009 (the earliest of such dates being hereinafter referred to as the “Maturity Date”). This Note is the “Note” issued pursuant to the Amended and Restated Note Purchase Agreement of even date herewith (as amended, modified or supplemented, the “Note Purchase Agreement”) among the Issuers and the Purchaser.

The following is a statement of the rights of Purchaser and the conditions to which this Note is subject, and to which Purchaser, by the acceptance of this Note, agrees:

2. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Atlanta, Georgia are authorized or obligated to close.

(b) “Common Stock” means the Parent’s Common Stock, par value $0.001 per share.

(c) “Event of Default” has the meaning given in Section 4 hereof.

(d) “Interest” has the meaning given in the introductory paragraph hereof.

(e) “Material Adverse Effect” means a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of either Issuer; (ii) the ability of either Issuer to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (iii) the rights and remedies of Purchaser under this Note, the other Transaction Documents or any related document, instrument or agreement.

(f) “Maturity Date” has the meaning given in the introductory paragraph hereof.

(g) “Note Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(h) “Obligations” means and includes all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Issuers, or either of them, to Purchaser of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), now existing or hereafter arising under or pursuant to the terms of this Note and the Note Purchase Agreement, including, all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Issuers hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

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(i) “Parent” has the meaning given in the introductory paragraph hereof and includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Parent under this Note.

(j) “Person” means and includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(k) “Pledge Agreement” means that certain Pledge Agreement, dated as of October 29, 2008, executed by the Parent in favor of the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(l) “Purchaser” means Sherington Holdings, LLC, a Georgia limited liability company or any Person who shall at the time be the registered holder of this Note.

(m) “Securities Act” means the Securities Act of 1933, as amended.

(n) “Security Agreement” means that certain Security Agreement, dated as of October 29, 2008, executed by the Subsidiary in favor of the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

(o) “Subsidiary” has the meaning given in the introductory paragraph hereof and includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Parent under this Note.

(p) “Transaction Documents” means this Note, the Note Purchase Agreement, the Security Agreement, the Pledge Agreement, and each related agreement, document and instrument executed in connection herewith or therewith from time to time.

3. Interest. Accrued Interest on this Note shall be payable on the Maturity Date.

(a) As stated above, the Interest payable hereunder shall be calculated on the basis of a 360-day year and actual days elapsed, and the foregoing statement of the stated interest rate hereunder has been made without regard to the effect of the use of such 360-day year. If interest were calculated hereunder on the basis of a 365 or 366-day year and actual days elapsed, the equivalent rate of interest in effect on any date may be obtained by multiplying the stated interest rate set forth above by a fraction, the numerator of which is 365 or 366, as the case may be, and the denominator of which is 360. Computing interest on a 360 day year and actual number of days elapsed could produce an annualized effective interest rate that exceeds that of the stated rate. The purpose of this paragraph is to express the rate of interest in simple interest terms per annum in accordance with Section 7-4-2(a)(1)(A) of the Official Code of Georgia Annotated.

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4. Collateral. The Obligations and all other amounts owing hereunder are secured by (i) a grant of a security interest in and to all of the assets of the Subsidiary pursuant to the terms of the Security Agreement, and (ii) a pledge of all of the issued and outstanding membership interests of the Subsidiary pursuant to the terms of the Pledge Agreement.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Issuers shall fail to pay (i) when due any principal payment on the due date hereunder or (ii) any interest or other payment required under the terms of this Note on the date due and such payment under this subclause (ii) shall not have been made within five days of the due date; or

(b) Representations and Warranties. Any representation or warranty made in this Note or in connection with this Note, any of the other Transaction Documents, or the Obligations, shall prove to have been false or misleading when made (or, if applicable, when reaffirmed) in any material respect; or

(c) Covenants. Either Issuer fails to timely and properly observe, keep or perform, any term, covenant, agreement or condition in this Note or in any of the other Transaction Documents; or

(d) Cross Default. Either Issuer is in default under any indebtedness or other obligations (other than those evidenced by this Note); or

(e) Validity of Transaction Documents. Either Issuer shall challenge the validity and binding effect of any provision of any of the Transaction Documents or shall state its intention to make such a challenge of any of the Transaction Documents or any of the Transaction Documents shall for any reason (except to the extent permitted by its express terms) cease to be effective or to create a valid and perfected security interest in any of the collateral purported to be covered thereby; or

(f) Inability to Pay Debts. Either Issuer admits in writing its inability generally to pay its debts as they mature or shall make any assignment for the benefit of any of its creditors; or

(g) Judgments. The entry of a final judgment for the payment of money involving more than $25,000 against either Issuer, and the failure by such Issuer to discharge the same, or cause it to be discharged, within thirty (30) days from the date of the order, decree or process under which or pursuant to which such judgment was entered; or

(h) Suspension of Business. Either Issuer suspends or terminates its business operations or liquidates, dissolves or terminates its existence; or

(i) Voluntary Bankruptcy or Insolvency Proceedings. Either Issuer shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a

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substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

(j) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of either Issuer or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to either Issuer or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

(k) Default or Termination of Material Agreements. The Issuer or any other party to any credit card processing agreement or other material agreement to which either Issuer is a party shall materially breach the terms of such agreement, or any such agreement shall otherwise be terminated, or any party thereto shall have the right to terminate such agreement prior to the scheduled termination of such agreement, or any party thereto shall fail to renew any such agreement following its termination or expiration; or

(l) Material Adverse Effect. The occurrence of a Material Adverse Effect.

6. Rights of Purchaser upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(i) or 5(j)) and at any time thereafter during the continuance of such Event of Default, Purchaser may, by written notice to the Issuers, declare all outstanding Obligations payable by the Issuers hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(i) and 5(j), immediately and without notice, all outstanding Obligations payable by the Issuers hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Purchaser may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

7. Conversion Rights. Purchaser shall have the right to convert this Note and accrued and unpaid Interest due under this Note into shares of Common Stock, as set forth below.

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(a) Conversion into Issuer’s Common Stock. Purchaser shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, and accrued Interest on such portion, at the election of the Purchaser (the date of such conversion being a “Conversion Date”) into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Company into which such Common Stock shall hereafter be changed or reclassified, at the conversion price of $0.25 (the “Conversion Price”). Upon delivery to the Issuers of a completed Notice of Conversion, a form of which is attached hereto, the Issuers shall issue and deliver to the Purchaser within five (5) business days from the Conversion Date (such day being the “Delivery Date”) that number of shares for the portion of the Note and related accrued Interest converted in accordance with the foregoing. The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and accrued Interest to be converted, by the Conversion Price.

(b) Manner of Conversion.

(i) Surrender of the Note. This Note may be converted by Purchaser by presentment of this Note, accompanied by written notice stating that Purchaser elects to convert all or a portion of the principal amount thereof and stating the name or names, together with addresses, in which the Conversion Shares are to be issued. A minimum of at least Fifty Thousand Dollars ($50,000) of the principal amount must be tendered in each conversion (if any), unless the aggregate principal amount outstanding under this Note is less than $50,000. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which this Note shall have been so surrendered to Issuer; and at such time the rights of the Purchaser as to that portion of this Note so converted shall cease, and the person in whose name or names any certificate or certificates for Conversion Shares (or other securities) shall be issuable upon such conversion shall be deemed to have become the holder or holders of record thereof. If this Note is converted in part only, upon conversion of such part hereof, Issuer shall execute and deliver to the Purchaser upon surrender of this Note a new Note in the aggregate principal amount equal to the then unconverted portion of the principal amount of this Note and in all other respects identical to this Note.

(ii) Accrued Interest, Etc. Issuer will pay to Purchaser converting this Note any accrued but unpaid Interest on the principal amount so converted up to and including the Conversion Date.

(c) Adjustment of Conversion Price. The Conversion Price shall be adjusted from time to time as follows:

(i) Dividends, Splits, Combinations, Reclassifications. In the event Issuer shall hereafter (i) pay a stock dividend or make a stock distribution of shares of Common Stock with respect to the Common Stock, (ii) subdivide its outstanding Common Stock into a greater amount of Common Stock, (iii) combine its outstanding Common Stock into a smaller amount of Common Stock, or (iv) issue by reclassification of its Common Stock any other security of Issuer, the

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Conversion Price in effect immediately prior to such action shall be adjusted so that Purchaser shall be entitled to receive the amount of Common Stock or other capital stock of Issuer it would have owned immediately following such action had this Note or any remaining portion hereof been converted in full immediately prior thereto. All adjustments made pursuant to this subsection 6(c)(i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If, as a result of an adjustment made pursuant to this subsection 6(c)(i), Purchaser shall become entitled to receive the Conversion Shares and other securities of Issuer, the Board of Directors of Issuer shall reasonably determine the allocation of the adjusted Conversion Price between or among the Conversion Shares and such other securities.

(ii) De Minimus Exception. If the amount of any single adjustment of the Conversion Price required pursuant to subsection 6(c) would be less than one cent ($.01) at the time such adjustment is otherwise so required to be made, such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate at least one cent ($.01) when the Conversion Price is subsequently adjusted.

(d) Sale of Shares of Common Stock Below Conversion Price.

(i) If at any time or from time to time after the date this Note is issued, Issuer issues or sells, or is deemed by the express provisions of this Section 6(d) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 6(c)(i) above, and other than a subdivision or combination of shares of Common Stock as provided in Section 6(c)(i) above, for an Effective Price (as hereinafter defined) less than the Conversion Price (subject to adjustment for any events after the Issue Date described in Section 6(c)(i), then the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price equal to the Effective Price.

(ii) Determination of Consideration. For the purpose of making any adjustment required under this Section 6(d), the consideration received by Issuer for any issue or sale of securities shall (A) to the extent it consists of cash, be the amount of cash received by Issuer therefor before deducting any discounts, commissions or other expenses allowed, paid or incurred by Issuer for any underwriting or otherwise in connection thereof, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of Issuer for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

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(iii) Treatment of Convertible Securities. For the purpose of the adjustment required under this Section 6(d), if Issuer issues or sells any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price (subject to adjustment as aforesaid), in each case Issuer shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by Issuer for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the amounts of consideration, if any, payable to Issuer upon the exercise of such rights or options, plus, in the case of Convertible Securities, the amounts of consideration, if any, payable to Issuer (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if, in the case of Convertible Securities, the amounts of such consideration cannot be ascertained but are a function of anti-dilution or similar protective clauses, Issuer shall be deemed to have received the amounts of consideration without reference to such clauses; and provided further that if the amount of consideration payable to Issuer upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of anti-dilution adjustments, the Effective Price shall be recalculated using the figure to which such amount of consideration is reduced; and provided further that if the amount of consideration payable to Issuer upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased amount of consideration payable to Issuer upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by Issuer upon such exercise, plus the consideration, if any, actually received by Issuer for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by Issuer (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of this Note.

(iv) Excluded Issuances. For purposes of this Note, the term “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by Issuer or deemed to

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be issued pursuant to this Section 6(d), whether or not subsequently reacquired or retired by Issuer other than (i) shares of Common Stock issued upon conversion of this Note; and (ii) the issuance of the Option and Warrant Shares (as defined in the Note Purchase Agreement).

(v) Effective Price. For purposes of this Note, the term “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by Issuer under this Section 6(d), into the aggregate consideration received, or deemed to have been received by Issuers for such issue under this Section 6(d), for such Additional Shares of Common Stock.

8. No Right of Redemption. This Note may not be redeemed or paid without the prior written consent of Purchaser; provided, however, that in the event of redemption, the price shall be the principal amount redeemed plus accrued Interest.

9. Successors and Assigns. Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of the Issuers and Purchaser shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

10. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Issuers and the Purchaser.

11. Transfer of this Note or Securities Issuable on Conversion Hereof. With respect to any offer, sale or other disposition of this Note or securities into which such Note may be converted, Purchaser will give written notice to the Issuers prior thereto, describing briefly the manner thereof, together with representations to the Issuers, to the effect that such offer, sale or other disposition may be effected without registration or qualification under any federal or state law then in effect. Each Note thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Issuers such legend is not required in order to ensure compliance with the Securities Act. The Issuers may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of the Issuers. Prior to presentation of this Note for registration of transfer, the Issuers shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever.

12. Assignment by the Issuers. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Issuers, or either of them, without the prior written consent of the Purchaser.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties set forth in the Note Purchase Agreement, or at such other address, e-mail address or facsimile number as each party shall have furnished to the other party in

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writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one Business Day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one Business Day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

15. Waivers. Each Issuer hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

16. Joint and Several Obligations. All of the Obligations are the joint and several obligations of the Issuers.

17. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to the conflicts of law provisions of the State of Georgia, or of any other state.

18. Amendment and Restatement. This Note amends and restates that certain Secured Convertible Promissory Note, dated as of October 29, 2008, issued by the Issuers to the Purchaser, in the original principal amount of $320,000. This Note is not a novation.

[Signature Page Follows]

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The Issuers have caused this Note to be issued as of the date first written above.

FNDS3000 CORP.
a Delaware corporation

By:	/s/ Michael J. Dodak
Name:	Michael J. Dodak
Title:	Chief Executive Officer

ATLAS MERCHANT SERVICES, LLC a Nevada limited liability company

By:	FNDS3000 CORP., its manager

	By:	/s/ Michael J. Dodak
	Name:	Michael J. Dodak
	Title:	Chief Executive Officer

[SIGNATURE PAGE TO SECURED CONVERTIBLE PROMISSORY NOTE]

NOTICE OF CONVERSION

(To be executed by the Purchaser in order to convert the Note)

The undersigned hereby elects to convert $             of the Principal and accrued Interest with respect to such Principal of the Note issued by FNDS3000 CORP. on             , 200_ into shares of Common Stock of FNDS3000 CORP. according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:

Conversion Price:

Common Stock To Be Delivered:

Signature:

Print Name:

Address: